Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Emily Downing-Baer edowning@unum.com

	INVESTORS	Matt Royal investorrelations@unum.com
Unum Group Announces $3.8 Billion Long-Term Care
Reinsurance Transaction with Fortitude Re
•Transaction reinsures $3.8 billion of long-term care (LTC) statutory reserves, representing 26% of total LTC statutory reserves and 52% of individual LTC reserves, each as of March 31, 2026
•Combined with the LTC reinsurance transaction announced in 2025, cumulative reduction in Unum’s total LTC statutory reserves is approximately 40%
•Covers 100% of remaining individual LTC policies reinsured to Fairwind
•Capital strength and capital deployment priorities remain unchanged

CHATTANOOGA, Tenn. (July 6, 2026) – Unum Group (NYSE: UNM) announced today that its Unum Life Insurance Company of America subsidiary (“Unum America”) has entered into an agreement to cede to Fortitude Reinsurance Company Ltd. (“Fortitude Re”), on a coinsurance basis, certain individual long-term care (“LTC”) insurance policies representing $3.8 billion of statutory reserves in Fairwind Insurance Company, a wholly owned subsidiary of Unum (“Fairwind”).

At closing, Unum America will recapture the reinsured individual LTC block from Fairwind and cede the block to Fortitude Re. Fortitude Re will retrocede biometric risk on the reinsured block to a highly rated global reinsurer. Unum will retain administration of the reinsured business, including claims handling and premium rate increase program management.

The reinsured block consists of approximately 50,000 individual LTC policies with $3.8 billion of statutory reserves and approximately $4.5 billion of best estimate reserves. Following the transaction, Unum’s remaining LTC statutory reserves are expected to be approximately $11.0 billion, with approximately 70% of remaining reserves backing group LTC policies, which generally have more basic benefit structures than individual LTC policies.

“This marks another important step in advancing our Closed Block strategy to further reduce our exposure to our legacy long-term care business and maintain our focus on Unum’s leading employee benefits franchise,” said Richard P. McKenney, president and chief executive officer. “Building on the actions we have taken over the last several years, including our prior external reinsurance transactions, this agreement significantly reduces the size and risk profile of the Closed Block. With a strong capital position and a clear strategic focus, we remain committed to disciplined execution, prudent capital management, and delivering long-term value for shareholders.”

The transaction represents the next step in Unum’s execution of its closed block strategy and follows the company’s previously announced LTC reinsurance transaction in 2025. Together, the two external transactions will have decreased the company’s closed block footprint through reinsurance of more than $7 billion of LTC statutory reserves.

The transaction is expected to be funded through a combination of Fairwind excess capital, holding company liquidity and financing related to future tax benefits. Following the closing of the transaction, Unum expects to maintain a robust capital position, with year-end 2026 holding company liquidity of $1.5 billion to $2.0 billion, leverage of approximately 25%, and RBC of 400% to 425%. The transaction’s impact on operating earnings is expected to be limited to foregone investment income and incremental interest expense associated with transaction financing. The transaction is expected to close during 2026, subject to receipt of required regulatory approvals and satisfaction or waiver of other customary closing conditions.

Members of Unum Group senior management will host a conference call on Monday, July 6, 2026, at 8:00 a.m. ET to discuss the reinsurance transaction.

To access the conference call, you must register in advance using the following URL: https://registrations.events/direct/Q4I3307946. Upon registration, you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will be available in a listen-only mode on the company’s investors website at www.investors.unum.com. It is recommended that webcast viewers access the website and opt in to the webcast approximately 5-10 minutes prior to the start of the call. Following the conference call, a replay of the webcast will be available on the company’s investors website, and a recording of the call will also be available using the registration URL noted above through Monday, July 13, 2026.

In conjunction with today’s announcement, a presentation with details of the transaction and additional information is available on the company’s investors website.

Debevoise & Plimpton LLP served as legal counsel to Unum in connection with this transaction.

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FORWARD-LOOKING STATEMENTS
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Unum Group and its subsidiaries. Unum Group’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in Part 1, Item 1A (Risk Factors) of Unum Group’s Annual Report on Form 10-K for the year ended December 31, 2025. The forward-looking statements in this release speak only as of the date of this release, and Unum Group does not undertake to update any particular forward-looking statement included in this release.

ABOUT UNUM GROUP
Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).